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EXHIBIT 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated effective September 1, 2002, is between Array Biopharma Inc., a Delaware corporation (the "Company"), and                        ("Employee").

        In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1.    Employment.    The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

        2.    Capacity and Duties.    Employee shall be employed by the Company in such executive capacity as the officers or directors of the Company shall determine. During his employment Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the board of directors and the duly elected officers of the Company. Employee shall devote his entire working time, attention and energies to the business of the Company. His actions shall at all times be such that they do not discredit the Company or its products and services. Employee shall not engage in any other business activity or activities that, in the judgment of the board of directors, may conflict with the proper performance of Employee's duties hereunder, including constituting a conflict of interest between such activity and the Company's business.

        3.    Compensation.

          (a)  For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary as set forth herein, payable semimonthly in arrears. Employee's initial annual salary shall be $            .(1) During the term of this Agreement, the amount of Employee's salary shall be reviewed at periodic intervals and, upon agreement of the parties hereto, appropriate adjustments in such salary may be made. In addition, Employee shall be eligible for performance bonuses in cash and/or equity on an annual or more frequent basis, as determined by, and at the discretion of the Company.

(1)
See Schedule 1 to this Exhibit 10.1.

          (b)  In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof. Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

          (c)  During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company's customary sick leave and vacation policies.

          (d)  During the term of this Agreement the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in the performance of his duties under this Agreement upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

        4.    Term.    Unless sooner terminated in accordance with Section 5, the term of this Agreement shall be two years from the date of this Agreement, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 60 days prior to the end of the original or then current renewal term of his or its intention to terminate at the end of such term. The provisions of Sections 6, 7, 8 and 10 shall remain in full force and effect for the time periods specified in such Sections notwithstanding the termination of this Agreement.

        5.    Termination/Severance.

          (a)  If Employee dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs, this Agreement shall be considered terminated on the last day of such month and the Company shall cause any issued but unvested options granted to Employee to immediately vest.

          (b)  If during the term of this Agreement Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days the Company may terminate this Agreement upon 30 days' prior notice thereof to Employee or his duly appointed legal representative. For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed "continuous" notwithstanding Employee's performance of his duties during such period for continuous periods of less than 15 days in duration.

          (c)  The Company may terminate this Agreement at any time, upon 10 days' prior notice, for Employee's (1) gross negligence; (2) a material breach of any obligation created by this Agreement; (3) a violation of any policy, procedure or guideline of the Company, or any material injury to the economic or ethical welfare of the Company caused by Employee's malfeasance, misfeasance, misconduct or inattention to Employee's duties and responsibilities, or any other material failure to comply with the Company's reasonable performance expectations, upon notice of the same from the Company and failure to cure such violation, injury or failure within 30 days; or (4) misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, or violation of any state or federal law in the course of his employment; theft or misuse of the Company's property or time.

          (d)  The Company may terminate this Agreement at any time for any or no reason upon 30 days' notice to Employee.

          (e)  If this Agreement is terminated by the Company prior to the end of the term pursuant to any provision other than 5(a) or 5(c), then (i) the Company shall pay to Employee one year's annual salary, or the amount due Employee through the remainder of the term, whichever is greater, in equal monthly installments, subject to all applicable deductions and withholdings; and (ii) the Company shall cause any issued but unvested options granted to Employee to immediately vest. In the event of (x) reduction of Employee's salary to a rate below the initial annual salary; or (y) consolidation or merger involving the Company in which the Company is not the surviving entity or any transaction in which more than 50% of the Company's voting power is transferred or more than 50% of the Company's assets are sold (the items in subparagraph (y), collectively, a "Change of Control"), Employee may elect to treat such event, by notice of termination within 30 days of its occurrence, as a termination pursuant to 5(d); provided, that any accelerated vesting pursuant to (ii) caused by such notice of termination as a result of (y) shall cause no more than 75% of all outstanding and unvested options granted to Employee to vest.

          (f)    If a Change of Control occurs, 75% of all outstanding and unvested options granted to Employee as of such event shall immediately vest, and the remainder of all outstanding and unvested options granted to Employee as of such event shall vest one year from the date of the closing of such event if Employee remains in continuous service with the Company for one year from such closing date; provided, that any termination of Employee pursuant to Paragraph (5)(d) within the first year after a Change of Control occurs shall cause the remaining 25% unvested options outstanding as of the Change of Control to immediately vest. The foregoing acceleration provision shall be supplementary to, and shall not diminish any rights that Employee has under, any other written agreement with the Company, including an option certificate or agreement.

        6.    Confidential Information.    This Agreement incorporates by reference all the terms of that certain Confidential Information Agreement dated as of December 1998 between Employee and the Company, as if fully set forth herein.

        7.    Covenants Not to Compete or Interfere.    This Agreement incorporates all the terms of that certain Noncompete Agreement dated as of December 1998 between Employee and the Company, as if fully set forth herein.

        8.    Waiver of Breach.    A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

        9.    Severability.    It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

        10.    Notices.    All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, addressed as follows: (i) If to the Company: to its principal office at 3200 Walnut Street, Boulder, Colorado 80301; (ii) If to Employee: at the Company's principal office; or such other address as either party may hereafter designate by notice as herein provided. Notwithstanding the foregoing provisions of this Section 10, so long as Employee is employed by the Company any such communication, request, consent or other notice shall be deemed given if delivered as follows: if to the Company, by hand delivery to any executive officer of the Company (other than Employee), and if to Employee, by hand delivery to him.

        11.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

        12.    Assignment.    The Company may assign its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

        13.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

        14.    Amendments.    No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

        15.    Binding Effect.    Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

***Signature Page Follows***

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

THE COMPANY:
ARRAY BIOPHARMA INC.
By:	/s/ ROBERT E. CONWAY Robert E. Conway, Chief Executive Officer
EMPLOYEE:
/s/

Schedule 1 to Exhibit 10.1

        The following executive officers entered into an Employment Agreement with Array BioPharma Inc. (the "Registrant") effective September 1, 2002 in the form filed as Exhibit 10.1 to this Quarterly Report on Form 10-Q by the Registrant for the period ended September 30, 2002. The terms of each Employment Agreement do not differ from the Employment Agreement filed as Exhibit 10.1 except for the annual salary amounts specified in Section 3(a) of each Employment Agreement, as set forth opposite each person's name below:

Employee	Section 3(a): Annual Salary
Kevin Koch, Ph.D.	$240,000
David L. Snitman, Ph.D.	$230,000
Anthony D. Piscopio, Ph.D.	$190,000
R. Michael Carruthers	$165,000

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  EXHIBIT 10.1